Exhibit 99.1

TOREADOR ANNOUNCES TEST RESULTS FROM AYAZLI-2 AND AYAZLI-3 WELLS OFFSHORE TURKEY

DALLAS, TEXAS – (August 17, 2005) – Toreador Resources Corporation (Nasdaq:TRGL) and its partners Stratic Energy Corporation and TPAO, the Turkish national oil company, announced successful test results from the Ayazli-2 and Ayazli-3 wells located in the Company’s South Akcakoca Sub-Basin project in the Black Sea offshore Turkey.

The Ayazli-2 well successfully tested approximately 20 meters of gas pay in two zones between 920.5 meters and 1045.0 meters at an aggregate rate of 9.0 million cubic feet of gas per day through a 48/64-inch choke. Other productive intervals are present between depths ranging from 725.0 meters to 877.0 meters. The Company expects, following common industry practice, to ultimately perforate and produce an additional 31 meters of gas-bearing sands uphole after the deeper zones described above are fully depleted. As previously announced, wireline logs indicated the presence of gas in six intervals with approximately 64 meters of gas-producing sands in the Eocene-age Kusuri formation.

The Ayazli-3 well also successfully tested approximately 33 meters of gas pay in five intervals between 747.0 meters and 1067.0 meters at an aggregate rate of 8.7 million cubic feet of gas per day through a 48/64-inch choke. Several additional zones remain to be tested. The aggregate flow rate does not represent the full capacity of the intervals tested; due to the higher pressure encountered in the lower zones, the flow from the lower pressure upper zones was severely limited during the well test. Based on these results, future wells will be designed for dual completion in order to maximize flow rates.

"The Ayazli-2 and Ayazli-3 are the two best wells drilled in the project to date,” said G. Thomas Graves III, Toreador President and Chief Executive Officer. “The series of four wells drilled in our South Akcakoca Sub-Basin project area have established six distinctive productive sand packages.”

Continued Graves, “As we further refine our knowledge of the area we will be able to maximize production on future wells to enhance the economics of the project. We continue to be optimistic

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Toreador Announces Test Results From Ayazli-2 and Ayazli-3 Wells Offshore Turkey	Page 2 of 2

about our estimates of potential reserves and believe that further drilling will confirm the presence of other significant natural gas reserves in our western Black Sea concession.”

As operator of the wells, Toreador has a 36.75% working interest, TPAO is the owner of a 51% working interest and Stratic holds a 12.25% working interest.

Investor Relations Presentation Update

Separately, Toreador announced that an updated investor relations presentation will be posted on its website, www.toreador.net on Thursday, August 18. The presentation can be found on the “Presentations” page in the investor relations portion of the website.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141